Exhibit 2.1

The Contract of Wells Drilling and Construction

Party A: The Songyuan City Yu Qiao Qian An Hong Xiang Oil and Gas Co., Ltd. (hereafter refers to as Party A)

Party B: Daqing City Ranghu Lu District Xu Yang petroleum tool Manufacturing Co., Ltd. (hereafter refers as Party B)

1. General provisions

1.1 According to laws and regulations of “contract law of the People’s Republic of China”, both parties sign this contract regarding the developing project of the Qian112 area basing upon the volunteer, fairness, equality and mutual benefits, honesty and trustworthy principles.

1.2 Party B must have accordingly engineering qualification on this project, also the human resource distribution, the equipment and techniques shall meet the necessary well logging requirements.

2. Definitions and explanations

2.1 Auxiliary works: Other works besides well drilling works.

2.2 Blowout: The phenomenon of the stratum fluid (oil, gas or water) poured into the pit shaft uncontrolled, and of squirting ground.

2.3 coring: the work of using the coring tools which fetches the rock samples from underground in order to get the geological materials.

2.4 Construction site: Refer to Party A offer the constructing site for project implement and any places which Party A appointed for its use.

3. Overview of the project

3.1 Project name: Qian 112 area well drilling development

3.2 Project content:

3.2.1 Area: Qian 112 area

3.2.2 Well No.

3.2.3 Well type: Straight well

3.2.4 Geographical position: Within the territory of Qian’an county

3.2.5The name of construction: Qian’an constructing

3.2.6 The design of the well’s depth: (according to project’s design).

3.2.7 Well quantity: 20 wells, settle account for the work load that takes place actually.

4. The place of project contract signing and fulfilling:

4.1: The place of signing: Song Yuan City Economic and Technological Development Zone

4.2 The place of fulfilling: Qian’an County Qian112 area

5. Term of the project:

5.1 The whole project term: From May 5, 2006 to December 31, 2006.

(Namely the date of well drilling is from starting drilling to the completion of acoustic amplitude log and Party A site inspection and accepting.

5.2 In the course of constructing, in case of the following situations, both parties shall consult in time, confirm in written form that postpones or shortens time limit for a project.

5.2.1 Being forced to stop working because of the calamity with majeure force.

5.2.2 Because Party A alters the design and increases the work loads on design so that the construction can’t go on in succession.

5.2.3 The design causes the complicated situation of the well.

6. Quality level and technological requirement

6.1Technical specifications and quality levels are carried out according to the relevant standards of national petroleum gas trade. The special well and nonstandard well, both sides of consult, that the single well is designed serve as the standard.

6.2 It should be identical and errorless that constructs in the well location and designs the well location. When the well location must be moved, it needs upon consent by Party A with the written consent letter.

6.3 Carrying out the geological design and engineering design strictly, alter the design and need upon consent by Party A , and there is written material which Party A provided, Party A bears the expenses that happened.

6.4 The quality of well body is carried out according to professional standard, the special well is carried out based upon the designing requirement, and guarantee that the logging device gets up, leave unblocked in order to meet the request of well cementation.

6.5 Guarantees that quality of well cementation is qualified. If the well cementation are not qualified, then must take the remedies immediately, until it is qualified, the expenses happened shall be bear by the responsible party.

6.6 It must weld the standard well No. on the annular iron plate after completion of the well, and put the well head cap firmly, the well head should be fixed. The well head should be drawn empty 3m for filling oil according to the regulation before winter has set in, and buried the casing head well with the soil.

6.7 Accidents in the well are difficult to deal with when it needs the sidetrack or change hole, ask for the instructions from Party A and conduct only after Party A agrees, otherwise the related costs will not be redeemed.

6.8 complicated wells, accidental wells should be submitted through the accident report to Party A .

6.9 The construction work’s materials that Party B offers are complete, accurate, clear, normal, and neat.
6.10 Other agreements: -----------------------------

7. Quality inspection and warranty for the project

7.1 Inspection of quality for projects

7.1.1 The work of Party A shall be performed under the appointed supervisor; the supervisor has the rights to check or spot test to the drilling crew who are carrying out engineering design situation of the well drilling at any time.

7.1.2 The one that need to confirm on the spot , after the supervisor confirms in written form, the well drilling is checked and confirmed by the relevant personnel of Party A on the same day.

7.1.3 Data acceptance, Party B should hand over following data to Party A: the triplicate form and casing record in 24 hours after completion of the well. The inspection of quality, Party A should check and inspect in receiving of acoustic amplitude log within 24 hours.

7.1.4 The standard of confirming bases upon national petroleum and gas trade standards, and upon well drilling design and drawing.

7.1.5 The supervisors which Organized by the Party A and relevant personnel of the Party B shall participated the inspection process (project quality, well drilling materials), the inspection receipt shall be treated as effect after the signed confirmation from the supervisors.

7.1.6 The survey of the acoustic amplitude log for the well cementation is subject to the first time’s acoustic amplitude curve in 48-72 hours. In special case, both parties shall resolve through consultation.

7.2 The warranty of project

7.2.1 The content of warranty:

7.2.2 Warranty term:

7.3 The defect of quality and accident caused by the construction shall be solved by Party B and the related expenses are bear by Party B.

8. Contract price, the method of settlement the term of payment, the warrantee fee and the tax

8.1 Contract price: Eighteen million and eight hundred thousand RMB (18,800,000)

8.1.1 Settlement for the contract price

8.1.2 The contract price is settled by adopting Cash payment

8.1.3 The definition of the contract price: The single well is calculated according to depth of drill footage, the price of each meter is 470 RBM

8.3 Method of payment:

8.3.1. Party A must prepay to Party B the single well project fund 30% namely 300,000 RMB before drilling , surplus project fund must be paid off within one year after inspection and acceptance of the completion the well. Equal amount should be paid before 15th of every month for the balance.

8.3.2. The contract pays through a way of a, transfering accounts

8.4 Tax

8.4.1 This contract price includes taxes

8.4.2 The tax categories: Value-added tax

8.4.3 Party B shall provide Party A the value-added tax invoice.

9. Supply of the material, equipment for construction

9.1 Material and equipment which Party A supplies: casing, production casing (including the short one).

9.2 Material and equipment that Party B offers:

Party B offers other materials outside materials that Party A offers. And Party B is responsible for transporting the material from Party A guard station to the well site.

9.3 Construction material, equipment that both sides offered, should refer the certificate of the quality, material certification and procedure for equipment handing over to other side. The products which are off qualtiy can’t be used on the project.

10. Alteration of the design

10.1 Both parties can’t revise and alter geological design and engineering design without authorization, Party A is according to the needs of production reality, while altering the design, should notify Party B in written form , and adjust the project expenses according to the real work load.

10.2 If Party B discovers mistake in design or seriously unreasonable places in constructing, should notify Party A in written form in time, after confirming the detail design of the change in written form by Party A, Party B constructs according to the design revised, and adjust the project expenses.

10.3 when the situation change needs to increase, reduce the process in the well, Party B must write the design supplement in writing form, which can be carried out after confirming by Party A, and adjust the project expenses.

11. Rights and obligations of both parties

11.1.1.Party A shall offer the geological design and engineering design scheme to Party B within one week before drilling.

11.1.2.Appoint the on-site supervisor to the well construction team, the supervisor according to geology, project, the well cementation’s design and sector standard, act as plenipotentiary of Party A to control and supervise all work of well drilling, and also have the right to determine Party B’s rectification and improvements when spotting the problems.

11.1.3 Party A has the right to revise or alter the design according to the geological change, and notify Party B the alteration in writing in time.

11.1.4. Accredit administrative staff to well team, act as plenipotentiary of Party A to control and supervise all well drilling work course.

11.1.5 Party A has the right to check Party B’s manpower distribution, Party A has the right to require Party B to replace incompetent personnel or personnel who violated the regulations.

11.1.6 Party A has the right to inspect the quality and safety on equipment, apparatus, material which Party B use. Party A has the right to forbid using on find that there is the one not in accordance with regulation.

11.1.7 Party A has the right to determined to stop drilling , drilling completion ahead of time or deepen the drilling according to the real underground situation, Party A should adjust correspondingly if influence the well drilling cycle and expenses of Party B.

11.1.8 Party A is responsible for the relevant issues of land requisition and road coordination. The well site and road condition accord with the relevant regulation. The expenses are under the care of Party A, Party B must observe the road and route which Party A offered, otherwise responsibility is paid for itself.

11.1.9.Paying the project fund according to the agreement of this contract In case of breach contract, pay 0.5% of the penalties of remaining sum of the expenses which happening actually.

11.2 Rights and obligation of Party B

11.2.1. Constructing strictly according to geology, engineering design.

11.2.2 All losses caused by the fact that the project accident happens in the reason of Party B are responsible by itself.

11.2.3 Party B offer essential water, the electricity (220v +5%, lower than by 47Hz) for project work of logging well etc free of charge.

11.2.4. Party B should pay attention to project progress, quality, project materials, report the situations of project progress and well body quality, etc. to Party A regularly.

11.2.5 Before drilling, Party B submit Party A construction scheme which required by Party A for record to special construction (squeeze cement, sealing, test midway etc.); Party B should send the special construction report to Party A in time after special construction.

11.2.7 Guarantee the pit shaft is unblocked during logging well.

11.2.8 When completion of the drilling ,the equipment of well team should be moved within 3 days for middle size drill,4 days for big size drill.(except special circumstances).

11.2.9 Party B has the duty to maintain well working site on keep leveling.

11.2.10 Passing through and constructing should be based upon the route which Party A appointed and the covering area prescribed.

11.2.11 The safe and civilized construction should be observe safe norm and regulations of environmental protection, assume the incident, destruction of environment or compensation responsibility of the environmental pollution caused by Party B.

11.2.12 When the well drilling has unusual situations happening, Party B takes measures and consult with Party A in time, at the same time, notify the well drilling supervisor to reach the spot in time, both sides consult the next treatment scheme. Otherwise, responsibility is paid for itself.

11.2.13 If the well body is off quality, an instruction must be asked for to Party A before putting the casing and then putting the casing after Party’s approval, otherwise the account will not be settled.

12. Safety in production and environmental protection

Both sides about safety in production, the right,, obligation and responsibility of environmental protection in accordance with” environmental protection contracts of safety in production for both sides “ the 24.3.2 term.

13. Public relations

The coordination of Party B with the relations to other construction team shall be undertaken by Party A, other foreign relations are solved by Party B oneself.

14. Force majeure

14.1 Such as meeting force majeure, Party B should take the effective measure rapidly in order to try its best to avoid or reduce loss. And also notify Party A the injured situation of the force majeure within 24 hours,

Offering Party A valid certification in the written form after elimination of the force majeure within one day.

14.2 The contract which is unable to fulfill or can’t be fulfilled on schedule caused by force majeure are undertaken each by both sides.

14.3 If stopping work caused by the force majeure, Party A does not bear the expenses that Party B happens during the stopping period.

15. The liability for breach of contract

15.1 If one party doesn’t fulfill contract or fulfilling which is breach of

Contract should bear the responsibility of the succession of fulfilling, adopting remedy measures or repaying losses, etc.

15.2 If Party B is well ready for the preparation of drilling, Party A determines that the well location becomes invalid, the expenses of preparation before the drill consumed by Party B should be paid by Party A.

15.3 If Party A determine to undertake electric logging in the middle of drilling which lead to delay well drilling or well building cycle .according to days which taken place deduct actually. The expenses are reckoned up according to 1250 yuan per hour.

15.4 If the well cementation is off quality because of Party B’s reason, its penalty fee should be (single well drilling project expenses + the project of the well cementation’s expenses) * coefficient of fining. Among them:

15.5.1 The cementpoint

15.5.1.1 The separating layer of oil, gas and water vapor is more than 3 meters; the coefficient of fining is 2% if there is no more than 3 meters of qualified cement rings.

15.5.1.2 Separating layer between oil and gas layer is more than 3 meters if there is no more than 3 meters of qualified cement rings, the coefficient of fining is 0.5%.

15.5.1.3 The separating layer between the oil layer in the same group and the gas layer in the same group is more than 3 meters, if there is no more than 3 meters of qualified cement rings, the coefficient of fining is 0.3%.

15.5.1.4 If the cement returning depth can’t reach the designed requirement, while leaving out sealing oil and gas layer , reckoning up figure based upon accumulating depth of the oil and gas layer, the coefficient of fining.

is 4% when leaving out sealing 10% each time.

15.5.1.5 Returning depth of the cement exceed highest known oil but lower than 50 meters HKO, returning depth is 10 meters lower each time (fewer than 10 meters according to 10 meters for calculating ),the coefficient of fining is 1%.

15.5.1.6 If returning depth of the cement is above the highest known oil and water 50 meters, in 50 meters well section however, binding of middling quality cement ring is less than 20 meters when well depth is above 2000meters, and less than 10 meters when well depth is below 2000meters, the coefficient of fining is 1%.

15.5.2 Oil string

15.5.2.1 The coefficient of fining is 40% for the UTEST (subject to the first time of the test in the well).

15.5.2.2 If the short casing for depth localization has not been put under regulation, the coefficient of fining is 1%.

15.5.2.3 If the depth of landing casing can’t reach the designed depth and Artificial well bottom is lower 15 meters which the oil lowest known oil requested, however less than 10 meters, the coefficient of fining is 3%.

15.5.2.4 Because of the Party B’s reason, if the depth of landing casing can’t reach the designed depth, the artificial bottom well is 10 meters lower than top boundary of destination layer however can’t reach the lowest boundary of destination layer, while influencing oil and gas production or the materials to enroll. Calculating base is according to the thickness of the destination layer, the coefficient of fining is 8% if the depth is 1% less (if geological reason have nothing to do with Party B).

15.5.2.5 If the depth of landing casing can’t reach the designed one, the artificial bottom well passing top boundary of destination layer which is less than 10 meters, the coefficient of fining is 70%.

15.5.3 Well head

15.5.3.1 If well heads are not straight, Party B must deal with in time until qualified; Otherwise, will be fined 2000-5000 RMB.

15.5.3.2 If the casing of well head is damaged before handing over and taking over on working site, Party B must deal with it until make Party A satisfied, expenses happened are paid by Party B.

15.5.3.3 If the well head cap haven’t been installed firmly under regulation before handing over and taking over on working site, Party B are totally responsible for the consequence caused.

15.5.3.4 If the well number doesn’t weld according to the regulation, 1000 RMB will be deducted.

15.5.3.5 If the depth of coupling face for the last layer’s casing are not accorded with the designing requirement or regulation, 1000 RMB will be fined.

15.5.3.6 The quaternary water layer’s sealing must be qualified, there should be an succession of 3 meters sealing below the lowest water layer, and also3meters sealing above the highest t water layer. If above-mentioned are unable to remedy by Party B, Party B pay a fine of 2000 RMB - 5000 RMB and bear all consequences, such as related environmental pollution which caused etc.

15.6 Well body is off quality

15.6.1 All rate of over all angle change exceed every one point of the sector’s standard , the coefficient of fining is 1%.

15.6.2 The horizontal displacement (the directional well is the radius of bull’s-eye, carrying out the sector’s standard,) the special well is subject to the single well’s design, the coefficient of fining is

1.5% if going beyond the standard 10%; if beyond 11%-20%, the coefficient of fining is 4%; if beyond 21%-30%, the coefficient of fining is 8%m; and it will be deemed as a failing well.

15.7 Party B demands the delaying time of arriving at the working site for well logging is +2 hours. If can’t appear at construction spot in prescribed time (except force majeure factor), Party A pays the penalty of 800RMB to Party B for every an hour late. While waiting for an hour each time, Party B pays the penalty of 800RMB to Party A.

15.8 Party B guarantee that pit shaft is unblocked after completion of the drilling within 24 hours, when still can’t finish well logging 20 hours later, Party A pays the penalty of 800 RMB to Party B for delaying time of an hour each time, if well logging team’s reason causes the accident in the well, the expenses happened are all undertaken by Party A; Logging well while meeting hindering in 20 hours, the well logging instrument will try three times under the supervision of Party A’s supervisor, when still can’t go down, Party A notify the Party B of wiper trip ,and the time of well logging should be postponed accordingly. Party B will pay the penalty according to this 15% logging expenses to Party A once happening afterwards for each time except for the hindering of the first time.

15.9 If the instrument drop into the well or tight pulling in the course of logging well, which is caused by the well drilling ,then it bears the consequence responsibility produced from this.

15.10 Party B proposes checking the well within prescribed time, Party A pays the penalty of 800 RMB to Party B if Party A delays checking one day every time. Party B pays the penalty of 800 RMB to Party A if Party B proposes delaying checking one day every time in prescribed time.

15.11 After both sides finish handing over and taking over procedure, Party B go to financial department of Party A to conduct the account settlement. Party A pay the penalty of 1000 RMB if Party A conduct one day late each time .while the condition of well’s spot can’t meet the next procedure’s running, Party B pay the penalty of 1000RMB to Party A for each day’s delaying.

15.12 When drill destination layer, the density of the mud is over the standard design of the project 0.01, 1000RMB of penalty will be fined.

15.13 Once find the materials are inaccurate for one time, 1000 RMB will be fined accordingly.

15.14 If it is Party B’s reason that delays building well cycle in the single well, Party B pays the penalty of 20,000 RMB of postponing for one day each time to Party A. If it is Party A’s reason that influences construction cycle of Party B, Party A pay the penalty of 20,000 RMB for every one day. If the overall project’s cycle is delayed caused by the Party B, Party B shall pay the penalty of 5% for the unfinished project’s amount to Party A for every one delaying day.

15.15 Because Party A’s reason that influence Party B, Party B shall pay the penalty of 5% unfinished project’s amount to Party A for every one delaying day.

15.16If the well head of the same platform well are not at a straight line, 2000RMB will be fined, and if the interspacing are not the same, 2000RMB will be fined.

15.17 If the single-shot survey are not according to the requirement, 1000RMB will be fined as every lacking one point. And the punishment will be aggravates according to the real situation .

15.18 Because the reason of land acquisition, road passing permit, etc which lead to Party B to stop work, can’t move normally or detained the vehicle, Party A should compensate for the delaying work of 20,000 RMB to Party B. Besides the cycle of construction shall be postponed.

15.19 If Party B’s drive are not subject to the roads or routes which appointed by Party A or constructing which go beyond the prescribed area; the road facility, bridge, and crops etc, are damaged because of Party B’s responsibility, responsibility is undertaken by Party B .

15.20 If Party B has not sent the triplicate form and casing record to the geological company within prescribed time, 2000RMB will be fined for every one day late and bear the relative liability produced.

15.21 If Party B does not carry out the engineering design of the well drilling strictly in the well drilling construction, only pursues the speed of the well drilling, which cause body quality of the well, well cementation quality, fetch the core off quality, Party B accept the consequences produced by itself and Party A may not settle account.

15.22 If the project material for settling account and the intact materials which worked out by Party B in 7 days after the project, report belatedly one day without reason, 0.1% contract of term shall be fined.

15.23 If Party A can’t pay Party B project fund as scheduled according to the regulation of the contract, Party B pay for the bank interest of the account which Party A paid.

16 The settlement of the disputation

16.1 Both parties shall negotiate and consult each other in time when disputation arises in the course of fulfilling of contract.

16.2 If both parties fail in the consultation, either party may apply to arbitrate to the local arbitration commission;

17 the contract come into force, altered, cancelled and termination

17.1 This contract are not come into force until both sides’ legal representative (director) or deputy entrusted signed or special-purpose contract seal is stamped.

17.2 The contract can modify after both sides’ agreement, the contract should adopt the written form while altering the agreement.

17.3 The rights and obligations of this contract are terminated when one of the following happens:

17.3.1; The contract has already been fulfilled according to the agreement

17.3.2 Both sides reach consensus to stop the contract.

17.4. Both sides can cancel the contract when having the following situation.

17.4.1 The contract can’t be realized caused by the reason of majeure force.

17.4.2 The contract is unable to continue fulfilling because of the reason of one party.

B17.4.3 Both sides are consensus.

18 Insurance

18.2.1 Party B must insure to all its own equipment and personnel.

18.2.2 If the equipment of Party B and personnel’s harm because of Party A,

Party A bear the losses beyond the insurance company compensates for only.

Party A does not compensate the uninsured.

19. Supervisor appointed by Party A

Name	Post	Telephone
Zhang Xiang	Chief engineer	13514386182

20. The special item both sides’ appointed

20.1 Party B carries out geology and engineering design strictly, the accident (namely well leaking, well collapsing, blowout accident) happens suddenly, Party B should actively take measures and notify Party A, Party B bears the expenses happened.

20.2 Both sides should participate and confirm the measurement of well drilling area together after the moving of the well’s completion. If one party don’t participate in measuring in time and also without knowing the reason of exceeding the standard areas, Party B are responsible for the excessive expenses when exceeding 5600 sqm of standard area.

20.3 When handing over and taking over of both party on the spot, the fluid level of mud sump, cesspool, and grit chamber should not be external eruption.

21. Other items

21.1 contracts come into force after the representatives of both sides sign and stamp the contract seal. This contract is sextuplicated, each side holds three.

21.2 The unaccomplished matter of contracts which is agreed by both parties, have equal legal effect by signing the supplementary agreement separately.

21.3 The preferentially order of the files and explaining in the contract are as follows:

21.3.1 This contract terms

21.3.2 The contract for environmental protection and safety in production of both parties

21.3.3 The quality level and the file of technological requirement: Issuing industry standard by executive department.

21.3.4 Party A offers the geological detailed materials: the geology design of the well drilling’s, and engineering design appears according to Party A’s geological designing requirement, Party B construct after Party A’s verifying and checking.

21.3.5 The detailed materials of the completion that Party B offers.

The project of summary for the completion of the well drilling is 2 copies, the report form of mud shift, the report of well drilling shift, and other materials are carried out as per the designing

Party A: The SongYuan City Yu Qiao Qian An Hong Xiang Oil and Gas Co., Ltd.

Party B: Daqing City Ranghu Lu District Xu Yang petroleum tool Manufacturing Co., Ltd

Representatives of Party A:	Representatives of Party B:

/S/	/S/

May 5 , 2006	May 5 , 2006